EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) ANNOUNCES THE PURCHASE OF EIGHT COMMERCIAL OFFICE BUILDINGS IN BALTIMORE MARYLAND

ROCKVILLE, MD. – November 1, 2004:  Bresler & Reiner, Inc. (OTC: BRER), announced today the purchase, through a 51% owned joint venture, of a portfolio of eight commercial office buildings located in the central business district of Baltimore, Maryland containing a total of approximately 530,000 square feet of office space.  The purchase price for the eight buildings was $29,500,000 which was paid in part by the assumption of an $8,470,000 mortgage loan on one of the buildings and the placement of a $15,000,000 mortgage loan on the remaining seven buildings.  The remainder of the purchase price was paid out of capital of the joint venture.

Bresler & Reiner, Inc. and an independent investor each contributed $3,500,000 of equity to the joint venture.  Bresler & Reiner, Inc. also contributed an additional $1,500,000 to the venture, which funds are to be returned before any other distributions.  The initial capital contributions were used to help fund the acquisition, establish lender reserves and provide operating working capital for the property.

Bresler & Reiner, Inc. develops and owns commercial, residential and hospitality properties in the Washington, DC, Philadelphia, Pennsylvania, Orlando, Florida and Baltimore, Maryland metropolitan areas.

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

For further information contact:	Sidney M. Bresler, CEO
Bresler & Reiner, Inc.
11140 Rockville Pike
Suite 620
Rockville, Maryland 20852
(301) 945-4300
www.breslerandreiner.com